EXHIBIT 99.1

Atrium Companies, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2003

DALLAS, TX, May 1, 2003 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest non-wood window manufacturers in the United States, today announced its unaudited financial results for the first quarter ended March 31, 2003. Selected financial results are set forth in the table at the end of this press release and the Company’s definitive results will be included in Atrium’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) no later than Thursday, May 15, 2003.

Financial highlights for the first quarter ended March 31, 2003 included:

•	Net sales increased $0.3 million, or 0.2%, to $113.6 million during the first quarter of 2003 from $113.3 million during the first quarter of 2002.

•	Gross profit totaled $35.0 million (30.8% of net sales) during the first quarter of 2003 compared to $35.0 million (30.9% of net sales) during the first quarter of 2002.

•	EBITDA totaled $10.1 million (8.9% of net sales) during the first quarter of 2003 compared to $11.3 million (9.9% of net sales) during the first quarter of 2002, representing a decrease of 10.7%.

•	As of March 31, 2003, the Company had total liquidity of $51.0 million, including cash of $5.0 million, availability under its $47.0 million revolving credit facility of $44.2 million (net of outstanding letters of credit totaling $2.8 million) and availability under its $42.0 million accounts receivable securitization facility of $1.8 million (net of advances of $33.6 million and $6.6 million currently unavailable due to borrowing base limitations).

•	As of March 31, 2003, the Company’s consolidated days sales outstanding (DSO) ratio was 38.0 days, flat to December 31, 2002 and down from 40.1 days as of March 31, 2002. In addition, the Company continues to make improvements in the area of inventory management. Consolidated inventory turns for the last twelve month (“LTM”) period ended March 31, 2003 totaled 9.7 times, up from 9.6 times for the year ended December 31, 2002 and 8.1 times for the LTM period ended March 31, 2002.

“Although EBITDA is down from the first quarter of 2002 on flat sales, it came in where we expected and is in line with our commentary on the fourth quarter conference call. Given weather conditions across the country during the first quarter, we did not expect much in the way of sales growth, however, there were other factors that contributed to margin compression and the reduction in EBITDA, including higher insurance and fuel costs. The month of January was consistent with the prior year, however, February was atrocious due to inclement weather. It is extremely difficult to make the necessary adjustments and absorb costs when such a precipitous decline occurs. While

March exceeded the prior year by double digits, it was not enough to make up for the difference in February,” stated President and Chief Executive Officer Jeff L. Hull.

The results for the first quarter ended March 31, 2003 discussed herein are preliminary and subject to completion of the annual audit by Atrium’s independent public accountants. We can provide no assurance that these results will not be subject to adjustment or reclassification upon completion of the audit.

Atrium will hold a conference call at 10:00 a.m. (CST) on Monday, May 5, 2003 to discuss its first quarter results. The call-in number is (800) 553-5260 (reference “Atrium 1st Quarter Earnings”). A replay will be available at 3:15 p.m. (CST) on May 5, 2003 and will run until 11:59 p.m. (CST) on May 19, 2003. The replay call-in number is (800) 475-6701, access code 683729.

Atrium, based in Dallas, Texas, is one of the largest non-wood window manufacturers in the United States, with approximately $600 million in annual net sales, over 5,000 employees, 46 manufacturing facilities and distribution centers in 22 states and one distribution center in Mexico.

Atrium Companies, Inc.
Unaudited selected historical financial results
(dollars in thousands)

	First Quarter Ended March 31,

	2003	2002

Net sales	$113,554	$113,289
Gross profit	34,957	35,047
Net loss	(2,569)	(1,688)
EBITDA	10,056	11,260

The reconciliation of net loss (in accordance with GAAP) to EBITDA is summarized as follows:

Net loss	$(2,569)	$(1,688)
Interest expense	8,279	9,032
Securitization expense	236	256
Income taxes	(15)	156
Depreciation and amortization	4,025	3,429
Stock compensation expense	100	75

EBITDA	$10,056	$11,260

EBITDA, for purposes of this press release, is defined as earnings before interest, securitization expense, income taxes, depreciation, amortization and stock compensation expense. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

Working capital, for purposes of this press release, is defined as the sum of accounts receivable, retained interest in sold accounts receivable, receivables sold under the accounts receivable securitization facility and inventory, less accounts payable.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atrium’s filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company’s Chief Financial Officer.